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                                                                    Exhibit 4.1

                               IPC HOLDINGS, LTD.

                                STOCK OPTION PLAN

1. ESTABLISHMENT.

            IPC Holdings, Ltd. (the "Company") hereby adopts this IPC Holdings, Ltd. Stock Option Plan, the purpose of which is to enable the Company and its subsidiaries to provide certain employees with an additional incentive to contribute to the success of the Company by giving them an opportunity to acquire a proprietary interest in the Company, as well as to attract to such corporations persons of training, experience and ability.

2. DEFINITIONS.

            The following terms shall have the respective meanings assigned to them as used herein:

            (a) "Appraised Value" shall mean the result of dividing (A) the shareholders' equity attributable to the Company's Common Stock on a fully diluted basis, as determined by the latest audited consolidated financial statement of the Company, by (B) the total number of issued shares of the Company's Common Stock on a fully diluted basis.

            (b) "Board" shall mean the Board of Directors of the Company.

            (c) "Committee" shall mean a committee of the Board to be drawn solely from members of the Board who are not eligible to participate in the Plan and who have not been eligible for one year prior to serving on the Committee and who are otherwise eligible under Rule 16b-3 under the United States Securities Exchange Act of 1934 to administer the Plan.

            (d) "Common Stock" shall refer to each of the Company's Voting Common Stock and the Company's Common Shares.

            (e) "Common Shares" shall mean the Company's Common Shares, par value U.S. $0.01 per share, to be authorized and outstanding upon consummation of the Company's initial public offering.

            (f) "Disability" shall mean the inability of a Participant, for reasons of health, to carry out the functions of his or her duties for the Company or its subsidiaries for a total of six months during any twelve-month period.

            (g) "Option" shall mean an option to purchase Common Stock granted under the Plan.

            (h) "Participant" shall mean an employee of the Company or its subsidiaries who has been granted an Option.

            (i) "Plan" shall mean this IPC Holdings, Ltd. Stock Option Plan.

            (j) "Public Market Value" of one Common Share shall mean, when the Company's Common Shares are publicly traded, (i) the average of the closing prices of a Common Share on the principal securities exchange on which the Common Shares are listed or, if not so listed, as traded in the NASDAQ National Market, if traded therein, on each of the ten consecutive trading days prior to the date of determination, or (ii) if the Common Shares are not so listed or traded, the average of the bid and asked prices of a Common Share as otherwise quoted on the NASDAQ system or any successor system in use on the most recent date prior to the date of determination on which such quoted prices exist.

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                                                                    Exhibit 4.1


                  (k) "Recapitalization" shall mean the conversion of each share of the currently authorized, issued and outstanding shares of Voting Common Stock and Non-Voting Common Stock, par value $200 per share, into 25,000 of the Company's Common Shares, to be effected upon consummation of the Company's initial public offering.

                  (l) "Voting Common Stock" shall mean the Company's Voting
            Common Stock, par value $200 per share, currently authorized and outstanding.

3. PLAN ADMINISTRATION.

            3.1. AUTHORITY. The Plan shall be administered by the Committee, which shall have full power and authority to interpret the Plan, to establish, amend and rescind rules and regulations relating to the Plan, to determine the terms of Options to be issued under the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company and to make all other determinations necessary or advisable for the administration of the Plan.

            The Committee shall determine the time or times at which Options shall be granted, the number of Options to be granted to each Participant, the duration of each of the Options and the time or times within which (during the term of such Options) all or a portion of each of the Options may be exercised.

            3.2. DECISIONS ARE FINAL AND CONCLUSIVE. The determination of the Committee as to any question arising under the Plan, including questions of construction and interpretation, shall be final, binding and conclusive upon all persons, including the Company, its shareholders and persons having any interest in the Options.

4.    ELIGIBILITY.

            All employees of the Company and its subsidiaries, including officers (whether or not directors), are eligible for the grant of Options by the Committee. Directors who are not employees of the Company or any subsidiary shall not be eligible for the grant of Options under the Plan.

5.    SHARES SUBJECT TO THE PLAN.

            5.1. NUMBER. The aggregate number of shares of Common Stock that may be subject to Options granted under the Plan shall not exceed in the aggregate
11.1 shares of Voting Common Stock (if granted prior to the Recapitalization) or 1,077,500 Common Shares (following consummation of the Recapitalization, inclusive of any Options to purchase Voting Common Stock granted prior to the Recapitalization adjusted to reflect the Recapitalization in the manner provided in Section 5.2). The shares of Common Stock obtainable pursuant to Options shall be authorized but unissued shares. Upon the expiration or termination (in whole or in part) of unexercised Options, shares of Common Stock subject thereto shall again be available for option under the Plan.

            5.2. ADJUSTMENT IN CAPITALIZATION. If there is any change in the number or nature of outstanding shares of the Company's capital stock by reason of a share dividend, recapitalization, merger, consolidation, scheme of arrangement, share split, combination or exchange, share repurchase or otherwise, or if there is any non-cash distribution in respect of any such shares, which in any such case has a dilutive or anti-dilutive effect on the Common Stock, the number of shares of Common Stock subject to each outstanding Option, the exercise price thereof and/or other terms thereof shall be appropriately adjusted by the Committee. With respect to the Recapitalization, each Option to purchase Voting Common Stock granted prior to the Recapitalization shall be adjusted to give effect to the 25,000 for-one ratio of Common Shares to shares of Voting Common Stock to be effected by the Recapitalization, such adjustment to occur automatically without action of any person.

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                                                                    Exhibit 4.1



6. TERMS AND CONDITIONS OF OPTIONS.

            6.1. GRANT OF OPTIONS. The Committee shall determine in its sole discretion from time to time the employees of the Company and its subsidiaries who shall be granted Options, the number of shares of Common Stock which shall be subject to each Option and, subject to Section 6.5 hereof, the term of each Option.

            6.2. EXERCISE PRICE. The exercise price for each Option shall be as determined by the Committee in its sole discretion, including, but not limited to, at Appraised Value or Public Market Value on any date designated by the Committee.

            6.3. VESTING. Unless determined otherwise by the Committee, each Option granted under the Plan shall vest and become exercisable in four equal annual installments on each of the next four anniversaries of the date of grant of the Option. Any shares not purchased on the applicable installment date may be purchased thereafter at any time prior to the final expiration of the Option.

            In addition, all Options shall vest immediately and become exercisable in the event of a "Change of Control", which shall be deemed to occur if (i) any "person" (as such term is defined in Section 3(a)(9) and as used in Sections 13(d) and 14(d) of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act")), excluding the Company or any of its subsidiaries, a trustee or any fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, an underwriter temporarily holding securities pursuant to an offering of such securities or a corporation owned, directly or indirectly, by shareholders of the Company in substantially the same proportion as their ownership of the Company, is or becomes the "beneficial owner" as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the company's then outstanding securities ("Voting Securities"); (ii) during any period of not more than two years, individuals who constitute the Board as of the beginning of the period and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i) or (iii) of this sentence) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at such time or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; (iii) the shareholders of the Company approve a merger, consolidation, amalgamation or reorganization or a court of competent jurisdiction approves a scheme of arrangement of the Company, other than a merger, consolidation, amalgamation, reorganization or scheme of arrangement which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 50% of the combined voting power of the Voting Securities of the Company or such surviving entity outstanding immediately after such merger, consolidation, amalgamation, reorganization or scheme of arrangement; or (iv) the shareholders of the Company approve a plan of complete liquidation of the Company or any agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

            6.4. OPTION AGREEMENT. Each Option granted under the Plan shall be evidenced by a written share option agreement setting forth the terms under which the Option is granted.

            6.5. TERM OF OPTIONS. All rights to exercise an Option shall expire not later than ten years from the date on which such Option is granted.

            6.6. NONTRANSFERABILITY. No Option shall be assignable or transferable, and no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant, except by will or the laws of descent and distribution. During a Participant's lifetime, an Option shall be exercisable only by the Participant. Each written share option agreement shall set forth transfer restrictions upon the shares of Common Stock obtainable upon exercise thereof in a form approved by the Committee.

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                                                                    Exhibit 4.1

            6.7. TERMINATION OF EMPLOYMENT. No part of any Option may be exercised after the termination of employment of a Participant with the Company or any subsidiary, except that:

            (i) If such termination of employment is at or after normal retirement age or due to Disability, any portion of an Option, whether or not exercisable at the time of such termination, may be exercised by the Participant at any time within the term of the Option; and

            (ii) if such termination of employment is not at or after normal retirement age or due to Disability or death, with the approval of the Board, any portion of an Option may be exercised by the Participant within such period as the Board may determine after such termination, but only to the extent such Option was exercisable at the time of such termination unless the Board otherwise determines.

            6.8. DEATH OF PARTICIPANT. In the event of the death of the Participant (whether during or after the termination of his employment) any portion of an Option exercisable at the time of death may be exercised within 12 months after the death of the Participant (but in no event after the expiration of the term of the Option) by the person or persons to whom the Participant's rights under such Option are transferred by will or the laws of descent and distribution. In the event of the death of the Participant during his or her employment but prior to the time an Option would normally become fully exercisable, such Option shall be considered fully exercisable at the time of the death.

            6.9. OTHER TERMS AND CONDITIONS. Options may contain such other terms, conditions and restrictions, which shall not be inconsistent with the provisions of the Plan, as the Committee shall deem appropriate in its sole discretion.

7. EXERCISE OF OPTIONS.

            7.1. WRITTEN NOTICE. A Participant who wishes to exercise an Option, or a portion of an Option, shall give written notice thereof to the Company. The date the Company receives such notice shall be considered as the date such Option was exercised as to the Common Stock specified in such notice.

            7.2. PAYMENT. A Participant who exercises an Option shall pay to the Company at the date of exercise and prior to the delivery of the Common Stock for which the Option is being exercised (i) the aggregate exercise price of all shares of Common Stock pursuant to such exercise of the Option and (ii) an amount equal to the income and other taxes, if any, required to be withheld and paid by the Company as a result of such exercise, unless such taxes are withheld or otherwise collected from the Participant. All payments shall be made in cash or by certified check payable to the order of the Company; provided, however, the aggregate exercise price may be paid all or in part in shares of Common Stock, valued as of the date of exercise (at fair market value as determined by the Committee), of the same class as those to be transferred upon exercise of the Option.

            7.3. NO PRIVILEGES OF SHAREHOLDER. A Participant shall not have any of the rights or privileges of a shareholder of the Company with respect to the shares of Common Stock subject to an Option unless and until such shares of Common Stock have been duly issued and vested and have been registered in the Participant's name.

            7.4. FURTHER ASSURANCES. Any person exercising an Option shall make such representations and agreements and furnish such information as the Committee may in its discretion deem necessary or desirable to assure compliance by the Company, on terms acceptable to the Company, with the provisions of the United States Securities Act of 1933 and any other applicable legal requirements. If a Participant so requests, shares purchased may be issued in the name of the Participant and another jointly with the rights of survivorship.

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                                                                    Exhibit 4.1

8. DURATION.

            The Plan shall remain in effect for a period of twelve years after the effective date of the Plan, unless sooner terminated by the Board. Options theretofore granted may extend beyond that date in accordance with the provisions of the Plan.

9. NO RIGHT TO EMPLOYMENT.

            Nothing contained in the Plan or in any option agreement shall give a Participant any right to continue employment with the Company or its subsidiaries.

10. TERMINATION OR AMENDMENT OF PLAN.

            The Board may at any time terminate the Plan with respect to any shares of Common Stock of the Company not at the time subject to option, and may from time to time alter or amend the Plan or any part thereof, provided that no change may be made in any Option theretofore granted which would impair the rights of a Participant without the consent of such Participant, and further, that no alteration or amendment may be made without the approval of shareholders if such approval is required by Rule 16b-3 under the United States Securities Exchange Act of 1934 for transactions pursuant to the Plan to be exempt thereunder.

11. GOVERNMENT REGULATIONS.

            The Plan, the grant and exercise of Options hereunder and the obligation of the Company to sell and deliver shares of Common Stock pursuant to such Options shall be subject to all applicable laws, rules and regulations, and to any required approvals by any governmental agencies.

12. EFFECTIVE DATE.

            This Plan shall be effective as of February 15th, 1996 and shall continue in full force and effect regardless of any abandonment of the Company's proposed initial public offering.



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